Exhibit 99.1

WHITING USA TRUST II

The Bank of New York Mellon Trust Company, N.A., as Trustee

News Release	FOR IMMEDIATE RELEASE

WHITING USA TRUST II ANNOUNCES TRUST QUARTERLY RESULTS

Houston, Texas, February 8, 2021 – Whiting USA Trust II (the “Trust”) (OTC Symbol – WHZT) announced today that it determined there will be no distribution made to unitholders of record on February 19, 2021. This is due to the net profits interest generating a net loss of $0.2 million during the fourth quarterly payment period, which increases the net profits interest cumulative net cash losses during 2020 from $0.2 million to $0.4 million.

Sales volumes, net profits and selected performance metrics for the quarterly payment period (mainly affected by October 2020 through December 2020 oil prices and September 2020 through November 2020 gas prices) were:

Sales volumes:
Oil (Bbl)(1)	181,340
Natural gas (Mcf)(2)	175,240
Total (BOE)	210,547
Gross proceeds:
Oil sales(1)	$6,594,226
Natural gas sales	339,063
Total gross proceeds(3)	$6,933,289
Costs:
Lease operating expenses(4)	$6,581,034
Production taxes	345,391
Development costs	231,442
Cash settlements on commodity derivatives(5)	-
Total costs	$7,157,867
Net losses	$(224,578)
Percentage allocable to Trust’s Net Profits Interest	90%
Total cash available for the Trust	$(202,120)
Provision for estimated Trust expenses	-
Montana state income taxes withheld	(1,226)
Net cash losses(6)	$(203,346)
Trust units outstanding	18,400,000
Cash loss per Trust unit(6)	$(0.011051)
Cumulative net cash losses from prior periods(6)	$(220,099)
Current period net cash losses	(203,346)
Cumulative net cash losses(6)	$(423,445)
Selected performance metrics:
Crude oil average realized price (per Bbl)(1)	$36.36
Natural gas average realized price (per Mcf)(2)	$1.93
Lease operating expenses (per BOE)(4)	$31.26
Production tax rate (percent of total gross proceeds)	5.0%

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(1)	Oil includes natural gas liquids.
(2)	Gas volumes declined 17% during the fourth quarterly payment period of 2020 as compared to the third quarterly payment period of 2020 primarily due to differences in the timing of receiving revenues associated with non-operated properties in the Keystone South field.
(3)	Total gross proceeds during the fourth quarterly payment period of 2020 were generally consistent as compared to the third quarterly payment period of 2020. Increases in average NYMEX oil prices of approximately 4% were offset by lower volumes and increased differentials. Similarly, seasonal increases in average NYMEX natural gas prices of approximately 49% were offset by decreases in natural gas volumes and increased differentials.

(4)	Lease operating expenses increased $1.0 million during the fourth quarterly payment period of 2020 as compared to the third quarterly payment period of 2020 due to credits received on non-operated properties during the third quarterly payment period and higher repair and workover costs during the fourth quarterly payment period.
(5)	All costless collar hedge contracts terminated as of December 31, 2014, and no additional hedges are allowed to be placed on Trust assets. Consequently, there are no further cash settlements on commodity hedges for inclusion in the Trust’s computation of net profits (or net losses, as the case may be), and the Trust has increased exposure to oil and natural gas price volatility.
(6)	When net losses are generated under the net profits interest, the Trust receives no payment from Whiting; however, neither the Trust nor the Trust unitholders are liable for any such losses. After the third quarterly payment period of 2020, the Trust had cumulative net cash losses of $0.2 million, which when added to the net cash losses generated during the fourth quarterly payment period of 2020 results in cumulative net cash losses of $0.4 million. All such net losses, plus accrued interest at the prevailing money market rate, will be deducted from gross proceeds in future computation periods for purposes of determining net proceeds (or net losses as the case may be) until the negative net proceeds, including interest, have been recovered by Whiting in full. The Trust will make no further distributions until that occurs.

The Trust’s NPI, which is the only asset of the Trust other than cash reserves held for future Trust expenses, represents the right to receive 90% of the net proceeds from Whiting’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States until the NPI terminates.

Status of the Trust

Oil and natural gas prices declined sharply during the first half of 2020. As a result of the decline in commodity prices, the net profits interest generated a net loss during the second quarterly payment period of 2020. While prices began to recover in the third quarterly payment period of 2020, the Trust did not fully recover the net loss generated in the second quarterly payment period of 2020. Prices have continued to recover slightly during the fourth quarterly payment period of 2020, however, the corresponding increase in proceeds was offset by increased lease operating expenses during this same period, which increased the net profits interest cumulative net cash losses to $0.4 million. All accumulated net losses, plus accrued interest, must be repaid to Whiting before any further distributions will be made to Trust unitholders. The Trust is unable to predict future commodity prices or future performance and uncertainties related to demand for oil and natural gas products remain as the COVID-19 pandemic continues to impact the world economy. Lower oil, NGL and natural gas prices could negatively impact future performance of the underlying properties, resulting in reduced or no net proceeds to which the Trust is entitled prior to the termination of the NPI as discussed below, which could materially reduce or completely eliminate the amount of cash available for distribution to Trust unitholders.

Trust Termination

The NPI is required to terminate on the later to occur of (1) December 31, 2021, or (2) the time when 11.79 MMBOE (10.61 MMBOE to the 90% net profits interest) have been produced from the underlying properties and sold. During October 2020, the minimum amount of production (11.79 MMBOE) applicable to the NPI was produced from the underlying properties and sold (which amount is the equivalent of 10.61 MMBOE in respect of the Trust’s right to receive 90% of the net proceeds from such reserves pursuant to the NPI). Consequently, the NPI will terminate on December 31, 2021. The Trust will wind up its affairs and terminate after the NPI termination date or sale of the NPI and, after the termination of the Trust, it will pay no further distributions.

The market price of the Trust units will decline to zero at the termination of the Trust, which will occur after the termination or sale of the net profits interest. As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units, if any, should be considered by investors as a return of capital, with the remainder being considered as a return on investment.

Forward-Looking Statements

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, the effect, impact, potential duration or other implications of the COVID-19 pandemic, or any government response to such pandemic, actions of the Organization of Petroleum Exporting Countries, uncertainty of estimates of oil and natural gas reserves and production, uncertainty as to the timing of any such production, risks inherent in the operation, production and development of oil and gas, future production and development costs and other risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31,

2019, its Quarterly Report on Form 10-Q for the period ended September 30, 2020 and in its other filings with the Securities and Exchange Commission (the “SEC”). The Trust’s annual, quarterly and other reports filed under the Securities Exchange Act of 1934, as amended, are available electronically from the website maintained by the SEC at http://www.sec.gov. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
(512) 236-6555
601 Travis Street, 16th Floor, Houston, TX 77002
http://whzt.q4web.com/